Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-269346 on Form S-1 of our report dated July 27, 2023 (December 7, 2023, as to the effects of the reverse stock split described in Note 19) relating to the financial statements of MSP Recovery, LLC. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida

December 7, 2023